CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the CM Advisors Family of Funds and to the use of our report dated April 28, 2017 on the financial statements and financial highlights of CM Advisors Fund and CM Advisors Small Cap Value Fund, each is a series of shares of beneficial interest in CM Advisors Family of Funds. Such financial statements and financial highlights appear in the February 28, 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
January 12, 2018